EX-16.4.a
AGREEMENT AND PLAN OF REORGANIZATION
This AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”), is made as of this 14th day of March, 2019, by and between Nationwide Mutual Funds (the “NMF Trust”), a statutory trust created under the laws of the State of Delaware, with its principal place of business at One Nationwide Plaza, 5-02-210, Columbus, OH 43215, with respect to the Nationwide International Growth Fund (hereinafter the “Acquiring Fund”), a series of the NMF Trust, and Allianz Funds Multi-Strategy Trust (the “Allianz Trust”), a business trust created under the laws of the Commonwealth of Massachusetts, with its principal place of business at 1633 Broadway, New York, NY 10019, with respect to the AllianzGI International Growth Fund (hereinafter the “Target Fund”), a series of the Allianz Trust. The NMF Trust and the Allianz Trust, with respect to the Acquiring Fund and the Target Fund, respectively, are hereinafter collectively referred to as the “parties.”  Other than the Target Fund and the Acquiring Fund, no other series of either the Allianz Trust or the NMF Trust are subject to this Agreement. Nationwide Fund Advisors, a Delaware statutory trust (“NFA”), and Allianz Global Investors U.S. LLC, a Delaware limited liability company (“Allianz”), each join this Agreement solely for the purposes of Section 10.
Target Fund shareholders are to be issued the following classes of shares of beneficial interest, without par value, of the Acquiring Fund (“Acquiring Fund Shares”) pursuant to the Reorganization (as defined below):
Target Fund	Acquiring Fund
Class A shares	Class A shares
Institutional Class shares	Class R6 shares

PLAN OF REORGANIZATION
This Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Section 368(a)(1) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.  The reorganization of the Target Fund into the Acquiring Fund (the “Reorganization”) will consist of: (i) the acquisition by the NMF Trust on behalf of the Acquiring Fund of all of the Assets (as defined in Section 1(a) below) of the Target Fund in exchange for both Acquiring Fund Shares and the assumption by the NMF Trust with respect to the Acquiring Fund of all of the Liabilities (as defined in Section 1(a) below) of the Target Fund; (ii) the distribution of Acquiring Fund Shares to the shareholders of the Target Fund according to their respective interests in the Target Fund in complete liquidation of the Target Fund; and (iii) the liquidation and, as soon as practicable after the closing (as referenced in Section 3 hereof and hereinafter called the “Closing”), the termination of the Target Fund all upon and subject to the terms and conditions of this Agreement hereinafter set forth. The Acquiring Fund is as of the date hereof and will be as of the Closing a shell series, without assets or liabilities, other than as noted in Section 5(k) below, newly created for the purpose of acquiring the Assets and Liabilities (each term as defined in Section 1(a) below) of the Target Fund.

AGREEMENT
In order to consummate the Reorganization and in consideration of the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto covenant and agree as follows:
1.	Sale and Transfer of Assets and Liabilities, and Termination of the Target Fund
(a) Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties of the NMF Trust herein contained, the Allianz Trust will sell, assign, convey, transfer and deliver to the NMF Trust, for the Acquiring Fund, at the Closing, all of the then-existing property, assets and goodwill (which property and goodwill, for the avoidance of doubt, do not include any rights to the “Allianz” or “AllianzGI” name) (“Assets”) of the Target Fund as of the close of business (which hereinafter shall be, unless otherwise noted, the regular close of business of the New York Stock Exchange, Inc. (“NYSE”)) (“Close of Business”) on the business day immediately preceding the Effective Date of the Reorganization (as such term is defined in Section 3(a) hereof) (the “Valuation Date”), except for cash, bank deposits, or cash equivalent securities in an estimated amount necessary (1) to pay the Target Fund’s costs and expenses of carrying out this Agreement (including, but not limited to, fees of counsel and accountants, and expenses of its liquidation and dissolution contemplated hereunder), which costs and expenses shall be established on the books of the Target Fund as liability reserves, subject to Section 10, (2) subject to clause (3), to discharge all of the Target Fund’s Liabilities (as defined below) on its books at the Close of Business on the Valuation Date including, but not limited to, its income dividends and capital gains distributions, if any, payable for any period prior to, and through, the Close of Business on the Valuation Date, and excluding those Liabilities that would otherwise be discharged at a later date in the ordinary course of business, and (3) to pay such contingent Liabilities as the trustees of the Allianz Trust shall reasonably deem to exist against the Target Fund, if any, at the Close of Business on the Valuation Date, for which contingent and other appropriate liability reserves shall have been established on the books of the Target Fund. “Liabilities” shall mean all of the Target Fund’s liabilities, debts, obligations and duties of any nature, whether accrued, absolute, contingent or otherwise which have not been discharged by the Allianz Trust prior to the Closing (reflected in the statement of assets and liabilities to be provided under Section 4(g) and 7(h) of this Agreement).  To the extent that any Liabilities of the Target Fund, whether known or unknown, are not discharged on or prior to the Valuation Date, the Acquiring Fund shall assume any and all such Liabilities (excluding the expenses borne by Allianz or NFA pursuant to Section 10 of this Agreement).
Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties of the Allianz Trust herein, the NMF Trust agrees that (i) at the Closing, the Acquiring Fund shall assume all Liabilities of the Target Fund existing on or after the Effective Date of the Reorganization (as defined in Section 3(a) hereof) and which have not been discharged by the Allianz Trust prior to the Closing as provided in Section 1(a) and shall thereafter pay such Liabilities when due; and (ii) at the Closing, the NMF Trust shall deliver to the Allianz Trust the number of full and fractional Acquiring Fund Shares, determined by dividing the net asset value of the Assets to be acquired by the Acquiring Fund, computed pursuant to Section 2(a) below, by the net asset value per share (“NAV”) of the Acquiring Fund as of the Close of Business on the Valuation Date; provided that such NAV is the same as the NAV of the Target Fund as of the Close of Business on the Valuation Date.  Acquiring Fund Shares received shall be distributed pro rata to the shareholders of the Target Fund of record as of the Close of Business on the Valuation Date.

Notwithstanding anything to the contrary contained in this Section 1(a) or elsewhere in this Agreement, the Allianz Trust shall retain the assets and liabilities, if any, associated with deferred compensation payable on behalf of the Target Fund to the trustees of the Target Fund at the time of the Closing; provided, however, that such assets and liabilities shall not be included in Assets and Liabilities for purposes of calculating the NAV of the Target for purposes of Sections 1(a) and 2(a).
(b) In order to effect the delivery of Acquiring Fund Shares described in Section 1(a)(ii) hereof, the NMF Trust will establish an open account of the Acquiring Fund for each record shareholder of the Target Fund and, on the Effective Date of the Reorganization, will credit to such account the full and fractional shares of beneficial interest, without par value, of the Acquiring Fund Shares received by each such record shareholder as described in Section 1(a).  Fractional shares of the Target Fund are, and fractional shares of the Acquiring Fund will be, carried to the [third] decimal place.  Simultaneously with the crediting of Acquiring Fund Shares to the shareholders of record of the Target Fund, the shares of the Target Fund held by such shareholders shall be cancelled.  As soon as practicable following the Closing, the Allianz Trust shall terminate the Target Fund.
(c) With respect to the delivery of Acquiring Fund Shares described in Section 1(a)(ii) hereof to a Target Fund shareholder holding a certificate or certificates for shares of the Target Fund, if any, on the Valuation Date, the Target Fund will not permit such shareholder to receive Acquiring Fund share certificates therefor, to exchange Acquiring Fund Shares for shares of other investment companies, to effect an account transfer of such Acquiring Fund Shares or to pledge or redeem such Acquiring Fund Shares until such Target Fund shareholder has surrendered all his or her outstanding certificates for Target Fund shares, or in the event of lost certificates, posted adequate bond.
(d) At the Closing, each shareholder of record of the Target Fund as of the record date (the “Distribution Record Date”) with respect to any unpaid dividends and other distributions that were declared prior to the Closing shall have the right to receive such unpaid dividends and distributions with respect to the shares of the Target Fund that such person had on such Distribution Record Date.
(e) Any transfer taxes payable upon issuance of the Acquiring Fund Shares in a name other than the registered holder of the Target Fund’s shares on the books and records of the Target Fund as of the Effective Date of the Reorganization shall, as a condition of such issuance and transfer, be paid by the person to whom the Acquiring Fund Shares are to be issued and transferred.
2.	Valuation
(a) The net asset value of the Assets to be acquired by the Acquiring Fund hereunder shall be computed as of the Close of Business on the Valuation Date by the administrator of the Acquiring Fund by calculating the value of the Assets and subtracting therefrom the amount of the Liabilities using the valuation procedures established by the Board of Trustees of the NMF Trust and described in the Acquiring Fund’s currently effective prospectus and statement of additional information (“Acquiring Fund Valuation Procedures”).
(b) The net asset value per share of each class of Acquiring Fund Shares shall be determined to the nearest full cent as of the Close of Business on the Valuation Date, using the Acquiring Fund’s Valuation Procedures.

3. Closing and Valuation Date
(a) The Closing shall consist of (i) the conveyance, transfer and delivery of the Assets of the Target Fund to the NMF Trust, for the Acquiring Fund, in exchange for the assumption by the Acquiring Fund of all of the Liabilities of the Target Fund; and (ii) the issuance and delivery of Acquiring Fund Shares in accordance with Section 1(a), together with related acts necessary to consummate such transactions.  Subject to receipt of all necessary regulatory approvals and the final adjournment of the meeting of shareholders of the Target Fund at which this Agreement is considered and approved, the Closing shall occur on June 3, 2019 or such other date as the officers of the parties may mutually agree (“Closing Date”), and shall be effective as of 9 a.m. Eastern Daylight Time or Eastern Standard Time, as applicable, on the Closing Date (“Effective Date of the Reorganization”).  The Closing shall take place at the principal office of the NMF Trust at approximately 9:00 a.m. Eastern Daylight Time or Eastern Standard Time, as applicable, on the Closing Date.
(b) Notwithstanding anything herein to the contrary, in the event that on the Valuation Date (i) the NYSE shall be closed to trading or trading thereon shall be restricted or (ii) trading or the reporting of trading on the NYSE or such other exchange or market where the Target Fund’s assets are traded shall be disrupted so that, in the judgment of the NMF Trust or Allianz Trust, accurate appraisal of the value of the net assets of the Target Fund is impracticable, the Valuation Date shall be postponed until the first business day after the day when trading on the NYSE shall have been fully resumed without restriction or disruption, reporting shall have been restored and accurate appraisal of the value of the net assets of the Target Fund is practicable in the judgment of the NMF Trust and Allianz Trust.
(c) The Allianz Trust shall provide, as of the Closing, for delivery of the Assets of the Target Fund to be transferred to the custodian of the Acquiring Fund (the “Custodian”) for the account of the Acquiring Fund.  Portfolio securities of the Target Fund shall be duly endorsed in proper form for transfer in such manner and condition as to constitute good delivery thereof in accordance with the custom of brokers and in accordance with applicable law.  All cash being delivered shall be transferred to the account of the Acquiring Fund at the Custodian in a manner acceptable to the NMF Trust.  Also, the Allianz Trust shall deliver at the Closing a list (which may be in electronic form) of names and addresses of the shareholders of record of the Target Fund, and the number of full and fractional shares of beneficial interest owned by each such shareholder, indicating thereon which such shares are represented by outstanding certificates, if any, and which by book-entry accounts, all as of the Close of Business on the Valuation Date, certified by its transfer agent, or by its President or Vice President to the best of their knowledge and belief.
(d) The NMF Trust shall issue and deliver a certificate or certificates providing evidence satisfactory to the Allianz Trust in such manner as the Allianz Trust may reasonably request that Acquiring Fund Shares to be delivered at the Closing have been registered in an open account of the Acquiring Fund on the books of the NMF Trust.
(e) Each of the Allianz Trust and the NMF Trust shall deliver to the other such bills of sale, instruments of assumption of liabilities, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request in connection with the transfer of Assets and assumption of Liabilities and liquidation contemplated in this Agreement.

4. Representations and Warranties by the Allianz Trust
The Allianz Trust represents and warrants to the NMF Trust that:
(a) The Allianz Trust is a Massachusetts voluntary association (commonly known as a business trust) created under the laws of the Commonwealth of Massachusetts on January 10, 2008, and is validly existing and, as of a date within a reasonable time of the Valuation Date, in good standing under the laws thereunder.  The Allianz Trust, of which the Target Fund is a series of shares of beneficial interest, is duly registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company.  Such registration is in full force and effect as of the date hereof and will be in full force and effect as of the Closing and all of the shares of the Target Fund issued and outstanding have been offered and sold pursuant to an effective registration statement filed under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act, except for any shares sold pursuant to the private offering exemption for purposes of raising initial capital and in compliance with all applicable registration requirements of state securities laws, including blue sky laws.
(b) The Allianz Trust is authorized to issue an unlimited number of shares of beneficial interest, without par value, of the Target Fund.  Each outstanding share of the Target Fund is validly issued, fully paid, non-assessable, has full voting rights, and is freely transferable.
(c) The current prospectus and statement of additional information of the Target Fund conforms in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Target Fund currently is in compliance in all material respects with the applicable investment policies and restrictions set forth in the Target Fund’s prospectus and statement of additional information.  To the best of the Allianz Trust’s and the Target Fund’s knowledge, the value of the net assets of the Target Fund currently is determined, and since its organization has been determined, using portfolio valuation methods that comply in all material respects with the requirements of the 1940 Act and the rules and regulations of the Commission thereunder and the pricing and valuation policies of the Target Fund, each as of such time that the applicable rules, regulations or policies were in effect, or the Target Fund has taken any action necessary to remedy any prior failure to use such valuation methods that comply in all material respects with such laws, rules, regulations or policies.  There have been no known miscalculations of the net asset value of the Target Fund or the net asset value per share of the Target Fund which would have a material adverse effect on the Target Fund at the time of this Agreement or on the Target Fund’s properties or assets at the time of this Agreement.
(d) The financial statements appearing in the Target Fund’s Annual Report to Shareholders for its most recently completely fiscal year, audited by PricewaterhouseCoopers LLP, copies of which have been delivered to the NMF Trust, and any subsequent unaudited financial statements of the Target Fund provided to the NMF Trust prior to the Closing, fairly present the financial position of the Target Fund as of the date indicated, and the results of its operations for the period indicated, in conformity with generally accepted accounting principles applied on a consistent basis (with the exception, in the case of the unaudited financial statements, of the omission of footnotes).

(e) The Target Fund has no known Liabilities of a material nature other than those shown as belonging to it on its statement of assets and liabilities as of the Close of Business on the Valuation Date, those incurred pursuant to this Agreement and those incurred in the ordinary course of the Target Fund’s business as an investment company since such date.  Prior to the Effective Date of the Reorganization, the Allianz Trust will advise the NMF Trust of all known Liabilities incurred by the Target Fund subsequent to [insert date], whether or not incurred in the ordinary course of business.
(f) The books and records of or relating to the Target Fund (including all books and records required to be maintained under the 1940 Act and the Code and the rules and regulations under the 1940 Act and the Code) made available to the NMF Trust and/or its counsel are true and correct in all material respects and contain no material omissions with respect to the business and operations of the Allianz Trust and the Target Fund.
(g) The statement of assets and liabilities of the Target Fund to be furnished by the Allianz Trust as of the Close of Business on the Valuation Date for the purpose of determining the number of Acquiring Fund Shares to be issued pursuant to Section 1(a) hereof will accurately reflect the net asset value per share of the Target Fund and each of the outstanding shares of beneficial interest of the Target Fund, as of such date, in conformity with generally accepted accounting principles applied on a consistent basis. The Target Fund has no known Liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets and liabilities referred to above or those incurred in the ordinary course of its business since the last day of the Target Fund’s most recently completed fiscal year.
(h) At the Closing, the Allianz Trust will, with respect to the Target Fund, have good and marketable title to all of the securities and other assets shown on the statement of assets and liabilities referred to in subsection (g) above, free and clear of all liens or encumbrances of any nature whatsoever except liens or encumbrances of which the Acquiring Fund has received written notice and such restrictions as might arise under the 1933 Act with respect to privately placed or otherwise restricted securities that it may have acquired in the ordinary course of business.
(i) The Allianz Trust has the necessary power and authority to conduct its business and the business of the Target Fund as such businesses are now being conducted.
(j) The Allianz Trust is not a party to or obligated under any provision of its Agreement and Declaration of Trust, as amended (the “Allianz Declaration of Trust”), By-Laws, as amended (the “Allianz Bylaws”) or any material contract or any other material commitment or obligation with respect to the Target Fund that is listed on Part C of the Target Fund’s current registration statement (collectively, “Allianz Material Agreements”), and is not subject to any order or decree, that would be violated by its execution of or performance under this Agreement.
(k) The Target Fund, a series of the Allianz Trust, was duly constituted in accordance with the applicable provisions of the Allianz Declaration of Trust and the 1940 Act and other applicable law.
(l) The Allianz Trust is not a party to any litigation or administrative proceeding or investigation of or before any court or governmental body that is pending or, to the Allianz Trust’s knowledge, threatened against the Allianz Trust, with respect to the Target Fund or any of the Target Fund’s properties or assets, that, if adversely determined, would materially and adversely affect its financial condition or the conduct of the Target Fund’s business.  The Allianz Trust, with respect to the

Target Fund, is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects the Target Fund’s business or the Allianz Trust’s ability to consummate the transactions herein contemplated with respect to the Target Fund.  The Allianz Trust, with respect to the Target Fund, does not know of any facts that would reasonably be expected to form the basis for the institution of proceedings that would materially and adversely affect the Target Fund’s financial condition or the conduct of its business or the Allianz Trust’s ability to consummate the transactions herein contemplated with respect to the Target Fund.
(m) The Allianz Trust, on its own behalf and with respect to the Target Fund, has full power and authority to enter into and perform its obligations under this Agreement, subject to approval, with respect to the Target Fund, by the shareholders of the Target Fund.  Except as provided in the immediately preceding sentence, the execution, delivery and performance of this Agreement have been validly authorized by the Board of Trustees of the Allianz Trust.  This Agreement and all other necessary trust action on the part of the Allianz Trust with respect to the Target Fund, executed and delivered by the Allianz Trust, on its own behalf and with respect to the Target Fund, constitute legal, valid and binding obligations of the Allianz Trust with respect to the Target Fund, enforceable against it in accordance with the terms of this Agreement, subject as to enforcement to the effect of bankruptcy, insolvency, reorganization, arrangement among creditors, moratorium, fraudulent transfer or conveyance, and other similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles.
(n) Neither the Allianz Trust nor the Target Fund is under the jurisdiction of a Court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.
(o) Neither the Allianz Trust nor the Target Fund has any unamortized or unpaid organizational fees or expenses.
(p) The Target Fund has elected to be treated as a regulated investment company (“RIC”) for federal income tax purposes under Part I of Subchapter M of the Code.  The Target Fund (i) is a “fund” as defined in Section 851(g)(2) of the Code, (ii) has qualified for treatment as a RIC for each taxable year since its inception ending before the Closing and will maintain such qualification at all times through the Closing, (iii) for each such taxable year (or portion thereof) has been eligible to compute its federal income tax under Section 852 of the Code, and (iv) has not had any earnings or profits accumulated in any taxable year to which the provisions of Subchapter M of the Code (or the corresponding provisions of prior law) did not apply.  The consummation of the transaction contemplated by this Agreement will not cause the Target Fund to fail to be qualified as a RIC as of the Closing.  The Target Fund has not changed its taxable year end since its inception and it does not intend to change its taxable year end prior to the Closing. The Target Fund has not had at any time since its inception (and will not have as of the Closing Date) any material tax liability under Section 852 or 4982 of the Code for any period ended on or before the Closing Date.
(q) The Allianz Trust has duly and timely filed, with respect to the Target Fund, all Tax (as defined below) returns and reports (including, but not limited to, information returns), that are required to be filed by the Target Fund on or before the Closing.  All such returns and reports are true, correct and complete as of the time of their filing, and accurately state the amount of Tax (if any) owed for the periods covered by the returns, or, in the case of information returns, the amount and character of income or other information required to be reported by the Target Fund.  With respect to the Target Fund, the Allianz Trust has paid or made provision and properly accounted for all Taxes (as defined below) due or properly shown to be due on such returns and reports.  The amounts set up as provisions for Taxes in the books and records of the Target Fund as of the Close of Business on the Valuation Date will, to the extent required by generally accepted accounting principles, be sufficient for the payment of all Taxes of any kind, whether accrued, due, absolute, contingent, known or unknown or otherwise, which were or which may be payable by the Target Fund for any periods or fiscal years prior to and including the Close of Business on the Valuation Date, including, but not limited to, all Taxes imposed before or after the Close of Business on the Valuation Date that are attributable to any such period or fiscal year.  No return filed by the Allianz Trust with respect to the Target Fund, is currently being audited by the Internal Revenue Service or by any state or local taxing authority.  There are no known actual or proposed deficiency assessments with respect to any Taxes payable by the Target Fund.  To the knowledge of the Allianz Trust, no written claim has ever been made by a taxing authority in a jurisdiction where the Target Fund does not file a Tax return or report that the Target Fund is or may be subject to taxation in that jurisdiction.  As used in this Agreement, “Tax” or “Taxes” means all federal, state, local and foreign (whether imposed by a country or political subdivision or authority thereunder) income, gross receipts, excise, sales, use, value added, employment, franchise, profits, property, ad valorem or other taxes, stamp taxes and duties, fees, assessments or charges, whether payable directly or by withholding, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (foreign or domestic) with respect thereto. There are no levies, liens or encumbrances relating to Taxes existing, threatened or pending with respect to the Assets of the Target Fund.
(r) The Target Fund does not own any “converted property” (as that term is defined in Section 1.337(d)-7T(a)(2) of the regulations issued by the United States Treasury (“Treasury Regulations”)) that is subject to the rules of Section 1374 of the Code as a consequence of the application of Section 337(d)(1) of the Code and the Treasury Regulations thereunder.
(s) The Target Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest, including but not limited to those related to shareholder cost basis reporting pursuant to Sections 1012, 6045, 6045A and 6045B of the Code and related Treasury regulations, and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all Taxes required to be withheld, and is not liable for any penalties which could be imposed thereunder.
(t) The Target Fund has not been granted any waiver, extension, or comparable consent regarding the application of the statute of limitations with respect to any Taxes or tax return that is outstanding, nor has any request for such waiver or consent been made with respect to any such Taxes or tax return.
(u) The Target Fund has not received written notification from any tax authority that asserts a position contrary to any of the above representations set forth in paragraphs (m) through (s) of this Section 4.
(v) [Reserved.]
(w) All information provided or identified in writing by the Allianz Trust to the NMF Trust in response to formal due diligence requests relating to the Allianz Trust and the Target Fund are true and correct in all material respects and contain no material misstatements or omissions with respect to the operation of the Allianz Trust with respect to the Target Fund as of the date hereof.
(x) Since the last day of the Target Fund’s most recently completed fiscal year, there has not been any material adverse change in the Target Fund’s financial condition, assets, obligations or business (other than changes occurring in the ordinary course of business), or any incurrence by the Target Fund of indebtedness, except as disclosed in writing to the NMF Trust.  For the purposes of this subparagraph, distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business.
5.	Representations and Warranties by the NMF Trust
The NMF Trust represents and warrants to the Allianz Trust that:
(a) The NMF Trust is a statutory trust created under the laws of the State of Delaware on September 1, 2004, and is validly existing and in good standing under the laws of that State.  The NMF Trust, of which the Acquiring Fund is a separate series of shares of beneficial interest, is duly registered under the 1940 Act as an open-end, management investment company.  Such registration is in full force and effect as of the date hereof or will be in full force and effect as of the Closing.  The Acquiring Fund was formed for the purpose of effecting the Reorganization and, prior to the Closing, will have not commenced operations or carried on any business activity, will have had no assets or liabilities and will have no issued or outstanding shares other than as described in this Agreement.  The NMF Trust is a registered open-end management investment company and its registration with the Commission as an investment company under the 1940 Act is in full force and effect.
(b) The NMF Trust is authorized to issue an unlimited number of Acquiring Fund Shares without par value.  The Acquiring Fund Shares to be issued pursuant to Section 1 hereof will, upon their issuance, be validly issued, fully paid, non-assessable and freely transferable and have full voting rights.
(c) At the Closing, the Acquiring Fund Shares to be issued pursuant to this Agreement will be eligible for offering to the public in those states of the United States and jurisdictions in which the shares of the Target Fund are currently eligible for offering to the public, and there will be an unlimited number of Acquiring Fund Shares registered under the 1933 Act such that there is a sufficient number of such shares to permit the transfers contemplated by this Agreement to be consummated.
(d) The NMF Trust has or will have at the time of Closing the necessary power and authority to conduct its business and the business of the Acquiring Fund.
(e) The NMF Trust is not a party to or obligated under any provision of its Certificate of Trust, Second Amended and Restated Agreement and Declaration of Trust, as amended (the “NMF Declaration of Trust”), Second Amended and Restated Bylaws (the “NMF Bylaws”), or any material contract or any other material commitment or obligation with respect to the Acquiring Fund that is listed on Part C of the Acquiring Fund’s current registration statement (collectively, “NMF Material Agreements”), and is not subject to any order or decree, that would be violated by its execution of or performance under this Agreement.

(f) The NMF Trust is not a party to any litigation or administrative proceeding or investigation of or before any court or governmental body that is pending or, to the NMF Trust’s knowledge, threatened against the NMF Trust, with respect to the Acquiring Fund, or any of the Acquiring Fund’s properties or assets, that, if adversely determined, would materially and adversely affect its financial condition or the conduct of the Acquiring Fund’s business.  The NMF Trust, with respect to the Acquiring Fund, is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects the Acquiring Fund’s business or the NMF Trust’s ability to consummate the transactions herein contemplated on behalf of the Acquiring Fund.  The NMF Trust, with respect to the Acquiring Fund, does not know of any facts which might form the basis for the institution of proceedings of the type described in this paragraph.
(g) The NMF Trust, on its own behalf and with respect to the Acquiring Fund, has full power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement have been validly authorized by the Board of Trustees of the NMF Trust.  This Agreement and all other necessary trust action on the part of the NMF Trust and the Acquiring Fund, executed and delivered by the NMF Trust, on its own behalf and with respect to the Acquiring Fund, constitute legal, valid and binding obligations enforceable against the NMF Trust, on its own behalf and with respect to the Acquiring Fund, in accordance with the terms of this Agreement, subject as to enforcement to the effect of bankruptcy, insolvency, reorganization, arrangements among creditors, moratorium, fraudulent transfer or conveyance, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(h) Neither the NMF Trust nor the Acquiring Fund is under the jurisdiction of a Court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.
(i) The books and records of or relating to the Acquiring Fund (if any), (including all books and records required to be maintained under the 1940 Act and the Code and the rules and regulations under the 1940 Act and the Code) made available to the Allianz Trust and/or its counsel are true and correct in all material respects and contain no material omissions with respect to the business and operations of the NMF Trust and the Acquiring Fund.
(j) The Acquiring Fund, a series of the NMF Trust, was duly constituted in accordance with the applicable provisions of the NMF Declaration of Trust and the 1940 Act and other applicable law.
(k) The Acquiring Fund is, and will be at the time of Closing, a shell series created for the purpose of acquiring the Assets and assuming the Liabilities of the Target Fund, and, prior to the Closing, will not commence operations or carry on any business activities (other than such activities as are customary to the organization of a new series of a registered investment company prior to its commencement of investment operations).
(l) The Acquiring Fund intends to continue to qualify as a RIC for federal income tax purposes under Part I of Subchapter M of the Code for its taxable year that includes the Closing, and intends to be eligible to compute its U.S. federal income tax under Section 852 of the Code for such taxable year, and to qualify and be eligible for treatment as a RIC for each subsequent taxable year; the Acquiring Fund will be a “fund” as defined in Section 851(g)(2) of the Code; and the consummation of the transactions contemplated by this Agreement will not cause the Acquiring Fund to fail to qualify as a RIC from and after the Closing.

(m) The NMF Trust has adopted and implemented written policies and procedures in accordance with Rule 38a-1 under the 1940 Act and, at the time of Closing, such policies and procedures have been appropriately tailored to address the business of the Acquiring Fund.
(n) The current prospectus and statement of additional information filed as part of the NMF Trust’s registration statement on Form N-1A, which will become effective prior to the Effective Date of the Reorganization, insofar as they relate to the Acquiring Fund and the Acquiring Fund Shares (the “NMF Trust Registration Statement”) conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated in the NMF Trust Registration Statement or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.
6.	Representations and Warranties by the Allianz Trust and the NMF Trust
The Allianz Trust and the NMF Trust each represents and warrants to the other, with respect to itself and the Target Fund or Acquiring Fund, respectively, that:
(a) Except as discussed in its currently effective prospectus as of the Closing, there are no legal, administrative or other proceedings or investigations against it, or, to its knowledge, threatened against it, that would materially affect its financial condition or its ability to consummate the transactions contemplated by this Agreement. It is not charged with or, to its knowledge, threatened with, any violation or investigation of any possible violation of any provisions of any federal, state or local law or regulation or administrative ruling relating to any aspect of its business that would materially affect its financial condition or its ability to consummate the transactions contemplated by this Agreement.
(b) All information provided to the Allianz Trust by the NMF Trust, insofar as it relates to the NMF Trust and the Acquiring Fund, and by the Allianz Trust to the NMF Trust, insofar as it relates to the Allianz Trust and the Target Fund, for inclusion in, or transmittal with, the registration statement on Form N-14 (the “Registration Statement”), which includes a proxy statement/prospectus (the “Proxy Statement/Prospectus”), with respect to this Agreement pursuant to which approval of the Reorganization by vote of the Target Fund’s shareholders will be sought, as of the effective date of the Registration Statement, the date of the meeting of the shareholders of the Target Fund and at the Effective Date of the Reorganization, (i) complies and will comply in all material respects with the 1933 Act, the Securities Exchange Act of 1934 (the “1934 Act”) and the 1940 Act and the rules and regulations thereunder, and (ii) does not and will not contain any untrue statement of a material fact, or omit to state a material fact required to be stated in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(c) Except in the case of the Allianz Trust with respect to the approval of this Agreement and the Reorganization by vote of the Target Fund’s shareholders, no consent, approval, authorization or order of any court or governmental authority, or of any other person or entity, is required for the consummation of the transactions contemplated by this Agreement, except as may be required by the 1933 Act, the 1934 Act, the 1940 Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), state securities laws, Massachusetts business trust laws or Delaware statutory trust laws (including, in the case of each of the foregoing, the rules and regulations thereunder).

7. Covenants of the Allianz Trust
(a) The Allianz Trust covenants to operate the business of the Target Fund in the ordinary course between the date of this Agreement and the Closing, it being understood that such ordinary course of business will include customary dividends, shareholder purchases and redemptions and such selling and purchasing of securities and other changes as are contemplated by the Target Fund’s normal operations.
(b) The Allianz Trust will call a meeting of shareholders of the Target Fund to be held prior to the Closing to consider and act upon this Agreement and the transactions contemplated herein, including the liquidation of the Target Fund, and will take all other reasonable action necessary to obtain the required shareholder approval of the transactions contemplated hereby.
(c) The Allianz Trust undertakes that the Allianz Trust and the Target Fund will not acquire Acquiring Fund Shares for the purpose of making distributions thereof other than to the Target Fund’s shareholders.
(d) The Allianz Trust covenants that by the time of the Closing, all of the Target Fund’s federal and other Tax returns and reports required by law to be filed on or before the Closing, shall have been filed and all federal and other Taxes (if any) shown as due on said returns shall have either been paid or, if not yet due, adequate liability reserves shall have been provided for the payment of such Taxes, provided, however, if any of the income tax returns (e.g., Form 1120-RIC) required to be filed by the Target Fund for its fiscal year ended September 30, 2018 have not been filed by the Closing, the Allianz Trust shall prepare and timely file with the relevant taxing authorities all such returns and the Allianz Trust shall make available to the NMF Trust drafts of such returns at least one week prior to filing such returns.
(e) The Allianz Trust will at, or as promptly as practicable following the Closing provide the NMF Trust with:
(i) A statement of the respective adjusted tax basis of all investments to be transferred by the Target Fund to the Acquiring Fund;
(ii) A copy of any other Tax books and records of the Target Fund necessary for purposes of preparing any Tax returns, schedules, forms, statements or related documents (including but not limited to any income, excise or information returns, as well as any transfer statements (as described in Sections 1.6045A-1 and 1.6045B-1(a)) of the Treasury regulations) required by law to be filed by the Acquiring Fund after the Closing;
(iii) A copy (which may be in electronic form) of the shareholder ledger accounts of the Target Fund, including, without limitation,
(A) the name, address and taxpayer identification number of each shareholder of record,
(B) the number of shares of beneficial interest held by each shareholder,

(C) the dividend reinvestment elections applicable to each shareholder,
(D) the backup withholding certifications (e.g., IRS Form W-9) or foreign person certifications (e.g., IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8IMY), notices or records on file with the Target Fund with respect to each shareholder, and
(E) such information as the NMF Trust may reasonably request concerning Target Fund shares or Target Fund shareholders in connection with Acquiring Fund’s cost basis reporting and related obligations under Sections 1012, 6045, 6045A, and 6045B of the Code and related Treasury regulations following the Closing.
for all of the shareholders of record of the Target Fund’s shares as of the Close of Business on the Valuation Date, who are to become holders of the Acquiring Fund as a result of the transfer of assets that is the subject of this Agreement (the “Target Fund Shareholder Documentation”), certified by its transfer agent or its President or its Vice President to the best of his or her knowledge and belief; and
(iv) Copies of all FASB ASC 740-10-25 (formerly, FIN 48) work papers and supporting statements pertaining to the Target Fund.
(f) As promptly as practicable, but in any case within sixty (60) calendar days after the date of Closing, the Allianz Trust shall furnish the NMF Trust a statement of earnings and profits of the Target Fund for U.S. federal income tax purposes that will be carried over by the Target Fund pursuant to Section 381 of the Code.
(g) The Allianz Trust shall cause to be mailed to each shareholder of record of the Target Fund, the Proxy Statement/Prospectus.
(h) The Allianz Trust shall supply to the NMF Trust, at the Closing, the statement of the assets and liabilities described in Section 4(g) of this Agreement in conformity with the requirements described in such Section.  In addition, the Allianz Trust shall supply a schedule of portfolio investments as of the Valuation Date.  The schedule of portfolio investments will present fairly the portfolio investments of the Target Fund as of the Valuation Date in conformity with generally accepted accounting principles applied on a consistent basis.  The statement of assets and liabilities and schedule of portfolio investments shall be certified by the treasurer of the Allianz Trust, to the best of his or her knowledge, as being in conformity with generally accepted accounting principles applied on a consistent basis.
(i) As soon as is reasonably practicable after the Closing, the Target Fund will distribute to its shareholders the Acquiring Fund Shares received at the Closing, as set forth in Section 1(a) hereof.
(j) The Allianz Trust agrees that the acquisition of all Assets and Liabilities of the Target Fund by the NMF Trust, on behalf of the Acquiring Fund, includes any right of action against current and former service providers of the Target Fund, such right to survive for the statute of limitation of any such claim.  For the avoidance of all doubt, the Allianz Trust hereby assigns to the NMF

 Trust all rights, causes of action, and other claims against third parties relating to the Target Fund, whether known or unknown, contingent or non-contingent, inchoate or choate, or otherwise.
(k) The Allianz Trust shall cause the liquidation and termination of the Target Fund to be effected in the manner provided in the Allianz Trust Instrument in accordance with applicable law and that on or after the Effective Date of the Reorganization, the Target Fund shall not conduct any business except in connection with its liquidation and termination.
(l) It is the intention of the parties to the Reorganization that the Reorganization will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  Neither the Allianz Trust nor the Target Fund shall take any action or cause any action to be taken (including, without limitation the filing of any Tax return) that is inconsistent with such treatment or results in the failure of the Reorganization to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(m) For the period beginning at the Effective Date of the Reorganization and ending no less than six years thereafter, the Allianz Trust shall, at no cost or expense to the NMF Trust, provide or cause to be provided  directors and officers errors and omissions insurance policy(ies) which cover(s) the present and former Trustees and officers of the Allianz Trust (“Target Fund Trustees and Officers”), with respect to the Target Fund (“Post-Closing Coverage”).  The Post-Closing Coverage shall provide the Target Fund Trustees and Officers with coverage equivalent to that provided to the Allianz Trust’s trustees and officers under the insurance policy(ies) from time to time in effect with respect to the Allianz Trust and its trustees and officers generally, and shall pay any claims of liability covered under such Post-Closing Coverage, made after the Effective Date of the Reorganization, against the Target Fund Trustees and Officers with respect to the Target Fund.
8.	Covenants of the NMF Trust
(a) The NMF Trust covenants that the Acquiring Fund Shares to be issued and delivered to the Target Fund pursuant to the terms of Section 1(a) hereof shall have been duly authorized as of the Closing and, when so issued and delivered, shall be registered under the 1933 Act, validly issued, fully paid and non-assessable, and no shareholder of the Acquiring Fund shall have any statutory or contractual preemptive right of subscription or purchase in respect thereof.
(b) The NMF Trust covenants to establish and organize the Acquiring Fund as a series of the NMF Trust but that the Acquiring Fund will not carry on any business activities between the date hereof and the Effective Date of the Reorganization (other than such activities as are customary to the organization of a new registered investment company prior to its commencement of operations, including holding and redeeming the initial investment of the initial shareholder of the Acquiring Fund prior to the Closing).
(c) The NMF Trust will prepare and file with the Commission the Registration Statement, which includes the Proxy Statement/Prospectus, and will use its best efforts to provide that such Registration Statement becomes effective as promptly as practicable; provided, however, that the NMF Trust will not file the Registration Statement prior to (i) providing a copy of the Registration Statement to Allianz in substantially the same form that such Registration Statement will be filed with the Commission, and (ii) obtaining written approval from Allianz to file the Registration Statement with the Commission.

(d) The NMF Trust, on behalf of the Acquiring Fund, will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue its operations after the Closing.
(e) It is the intention of the parties to the Reorganization that the Reorganization will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  Neither the NMF Trust nor the Acquiring Fund  shall take any action or cause any action to be taken (including, without limitation the filing of any Tax return) that is inconsistent with such treatment or results in the failure of the Reorganization to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
9.	Conditions Precedent to be Fulfilled by the Allianz Trust and the NMF Trust
The respective obligations of the Allianz Trust and the NMF Trust to effectuate this Agreement and the Reorganization hereunder shall be subject to the following respective conditions:
(a) That (i) all the representations and warranties of the other party contained herein shall be true and correct in all material respects as of the Closing with the same effect as though made as of and at such date; (ii) the other party shall have performed all obligations required by this Agreement to be performed by it at or prior to the Closing; and (iii) the other party shall have delivered to such party a certificate to the foregoing effect signed by the President or Vice President and by the Secretary or equivalent officer of the party.
(b) That each party shall have delivered to the other party a copy of the resolutions approving this Agreement adopted by the Board of Trustees of the party delivering the copy, and certified by the Secretary or equivalent officer of the party delivering the copy.
(c) That the Commission shall not have issued an unfavorable advisory report under Section 25(b) of the 1940 Act, nor instituted nor threatened to institute any proceeding seeking to enjoin the consummation of the reorganization contemplated hereby under Section 25(c) of the 1940 Act, and no other legal, administrative or other proceeding shall be instituted or threatened that would materially and adversely affect the financial condition of either party or would prohibit the transactions contemplated hereby.
(d) That this Agreement, the Reorganization and the transactions contemplated hereby for the Target Fund shall have been approved by the appropriate action of the shareholders of the Target Fund at an annual or special meeting or any adjournment or postponement thereof.
(e) That all required consents of other parties and all other consents, orders and permits of federal, state and local authorities (including those of the Commission and of state securities authorities, including any necessary “no-action” positions or exemptive orders from such federal and state authorities) to permit consummation of the transaction contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a material adverse effect, or the risk thereof, on the assets and properties of the Target Fund and/or Acquiring Fund.
(f) That prior to or at the Closing, the Allianz Trust and the NMF Trust shall each receive an opinion from Stradley Ronon Stevens & Young, LLP (“Stradley Ronon”) satisfactory to both parties to the effect that, provided the acquisition contemplated hereby is carried out in accordance with the applicable laws of the Commonwealth of Massachusetts and the State of Delaware, the terms of this Agreement and in accordance with customary representations provided by the NMF Trust and the Allianz Trust in certificates delivered to Stradley Ronon, as to the Acquiring Fund and the Target Fund:
(i) The acquisition by the Acquiring Fund of all of the Assets of the Target Fund, as provided for in this Agreement, in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of Acquiring Fund Shares in complete liquidation of the Target Fund, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Target Fund and the Acquiring Fund each will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;
(ii) Pursuant to Section 361(a) and Section 357(a) of the Code, no gain or loss will be recognized by the Target Fund upon the transfer of all of its Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Liabilities of the Target Fund;
(iii) Pursuant to Section 1032(a) of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the Assets of the Target Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Liabilities of the Target Fund;
(iv) Pursuant to Section 361(c)(1) of the Code, no gain or loss will be recognized by the Target Fund upon the distribution of Acquiring Fund Shares by the Target Fund to its shareholders in complete liquidation pursuant to this Agreement;
(v) Pursuant to Section 362(b) of the Code, the tax basis of the Assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such Assets in the hands of the Target Fund immediately prior to the transfer;
(vi) Pursuant to Section 1223(2) of the Code, the holding periods of the Assets of the Target Fund in the hands of the Acquiring Fund will include the periods during which such Assets were held by the Target Fund;
(vii) Pursuant to Section 354(a) of the Code, no gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of all of their Target Fund shares solely for Acquiring Fund Shares (including fractional shares to which they may be entitled).
(viii) Pursuant to Section 358(a)(1) of the Code, the aggregate tax basis of Acquiring Fund Shares received by a shareholder of the Target Fund (including fractional shares to which the shareholder may be entitled) will be the same as the aggregate tax basis of Target Fund shares exchanged therefor;
(ix) Pursuant to Section 1223(1) of the Code, the holding period of Acquiring Fund Shares received by each shareholder of the Target Fund (including fractional shares to which the shareholder may be entitled) will include the holding period of

 Target Fund shares exchanged therefor, provided that the shareholder held the Target Fund shares as a capital asset on the date of the exchange; and
(x) The Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Treasury Regulations Section 1.381(b)-1(b)) the items of the Target Fund described in Section 381(c) of the Code as if there had been no Reorganization.
(g) That each of the Registration Statement and the NMF Trust Registration Statement with respect to the Acquiring Fund Shares to be delivered to the Target Fund’s shareholders in accordance with Section 1(a) hereof shall have become effective, and no stop order suspending the effectiveness of the Registration Statement or NMF Trust Registration Statement with respect to the Acquiring Fund Shares or any amendment or supplement thereto, shall have been issued prior to the Closing or shall be in effect at the Closing, and no proceedings for the issuance of such an order shall be pending or threatened on that date.
(h) That the Acquiring Fund Shares to be delivered in accordance with Section 1(a) hereof shall be eligible for sale by the NMF Trust with the securities commission or agency of each state or other jurisdiction of the United States with which such eligibility is required in order to permit the Shares lawfully to be delivered to the shareholders of the Target Fund.
(i) That the NMF Trust and the Acquiring Fund shall have received in form reasonably satisfactory to the NMF Trust and the Acquiring Fund at the Closing an opinion of Ropes & Gray LLP (“Ropes & Gray”), counsel to the Allianz Trust (which opinion will be subject to certain qualifications reasonably satisfactory to the NMF Trust and the Acquiring Fund) substantially to the effect that:
(i) The Allianz Trust is validly existing in good standing as an unincorporated voluntary association under the laws of the Commonwealth of Massachusetts, and has the power and authority under the Allianz Declaration of Trust and Allianz Bylaws and Massachusetts law to (A) execute, deliver and perform its obligations under this Agreement, and (B) conduct, operate and carry on the business of a management investment company registered under the 1940 Act through one or more series investing primarily in securities;
(ii) The execution and delivery of this Agreement and the consummation by the Allianz Trust of the transactions contemplated thereby have been duly authorized by the Allianz Trust under the Allianz Declaration of Trust, the Allianz Bylaws and Massachusetts law (it being understood that Allianz Trust Counsel shall be entitled to assume that Target Fund shareholders duly approved the Reorganization);
(iii) This Agreement is a valid and binding obligation of the Allianz Trust, with respect to the Target Fund, enforceable against the Allianz Trust in accordance with the terms of this Agreement;
(iv) The Target Fund has been duly established as a separate series of the Allianz Trust under the Allianz Declaration of Trust, the Allianz Bylaws and Massachusetts law;

(v) Neither the execution, delivery and performance by the Allianz Trust of this Agreement, nor the consummation by the Allianz Trust of the transactions contemplated thereby, violates the Allianz Declaration of Trust or Allianz Bylaws;
(vi) Neither the execution, delivery and performance by the Allianz Trust of this Agreement, nor the consummation by the Allianz Trust of the transactions contemplated thereby, violates any Allianz Material Agreement or results in the acceleration of any obligation or the imposition of any penalty under any Allianz Material Agreement not disclosed to the NMF Trust;
(vii) Neither the execution, delivery and performance by the Allianz Trust of this Agreement, nor the consummation by the Allianz Trust of any of the transactions contemplated thereby, requires the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency of the Commonwealth of Massachusetts;
(viii)  The Allianz Trust has duly registered all outstanding shares of the Target Fund under the 1933 Act, and such registration is in full force and effect; and
(ix) The outstanding shares of the Target Fund have been duly authorized and are validly issued, fully paid and, subject to Article III, Section 1 of the Allianz Declaration of Trust, non-assessable beneficial interests in the Allianz Trust.
In providing the opinion set forth in this Section 9(i), Ropes & Gray (i) may rely on the opinion of other counsel to the extent set forth in such opinion, provided such other counsel is reasonably acceptable to the NMF Trust, (ii) may rely upon the representations made in this Agreement, and (iii) may rely upon officers’ certificates and certificates of public officials.
(j) That the Allianz Trust and the Target Fund shall have received an opinion of Stradley Ronon at the Closing, in form satisfactory to the Allianz Trust and the Target Fund (which opinion will be subject to certain qualifications satisfactory to the Allianz Trust and the Target Fund), to the effect that:
(i) The NMF Trust is a statutory trust validly created and validly existing under the laws of the State of Delaware and has the power to own all of its properties and assets and to carry on its business as presently conducted and that the Acquiring Fund is a separate series thereof duly constituted in accordance with the applicable provisions of the 1940 Act and the NMF Certificate, NMF Declaration of Trust and NMF Bylaws;
(ii) This Agreement has been duly authorized, executed, and delivered by the NMF Trust, with respect to the Acquiring Fund, and, assuming due authorization, execution and delivery of this Agreement by the Allianz Trust, with respect to the Target Fund, and NFA and Allianz, and assuming that the Registration Statement complies with the 1933 Act, the 1934 Act and the 1940 Act, is a valid and binding obligation of the NMF Trust, with respect to the Acquiring Fund, enforceable against the NMF Trust in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles;
(iii) Acquiring Fund Shares to be delivered to the Target Fund as provided for by this Agreement are duly authorized and upon such delivery will be validly issued and outstanding and, assuming receipt by the Acquiring Fund of the consideration contemplated hereby, fully paid and non-assessable by the Acquiring Fund, and no shareholder of the Acquiring Fund has any preemptive right of subscription or purchase in respect thereof; and
(iv) The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, violate the NMF Trust’s Certificate of Trust, the NMF Declaration of Trust, the NMF Bylaws, or any provision of any NMF Material Agreement known to such counsel to which the NMF Trust or the Acquiring Fund is a party or by which any of them is bound, it being understood that with respect to investment restrictions as contained in the NMF Trust’s Certificate of Trust, the NMF Declaration of Trust, the NMF Bylaws, then current prospectus or statement of additional information and also with respect to a listing of all NMF Material Agreements, such counsel may reasonably rely upon a certificate of an officer of the NMF Trust whose responsibility it is to advise the NMF Trust and the Acquiring Fund with respect to such matters.
In connection with the foregoing, it is understood that Stradley Ronon may reasonably rely upon the representations made in this Agreement as well as certificates of officers of the NMF Trust.
(k) The Target Fund shall have delivered to the Acquiring Fund (a) information concerning the tax basis and holding period of the Target Fund in all securities transferred to Acquiring Fund; (b) the Target Fund Shareholder Documentation; (c) all FASB ASC 740-10-25 (formerly, FIN 48) work papers; and (d) the Tax books and records of the Target Fund for purposes of preparing any Tax returns required by law to be filed after the Effective Date of the Reorganization.
(l) The NMF Trust, on behalf of the Acquiring Fund, has obtained the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue its operations after the Closing.
(m) If the Target Fund has been notified by the Acquiring Fund (with such notice being delivered with sufficient time to permit the Target Fund to comply with this Section 9(m)) that the opinion delivered pursuant to Section 9(f) will not state that the Reorganization qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code and the Target Fund and the Acquiring Fund do not otherwise determine that the Reorganization qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code, the Target Fund shall have declared and paid a distribution or distributions prior to the Closing that, together with all previous distributions, shall have the effect of distributing to its shareholders (A) all of Target Fund’s investment company taxable income (determined without regard to any deductions for dividends paid) for the most recent taxable year ended prior to the Closing Date and all of such investment company taxable income for the period beginning on the first day of its current taxable year and ending on the Closing Date, (B) all of Target Fund’s net capital gain recognized in its most recent taxable year ended prior to the Closing Date and all of any such net capital gain recognized in the period beginning on the first day of its current taxable year and ending on the Closing

Date (in each case after reduction for any capital loss carryovers), and (C) at least 90 percent of the excess, if any, of a Target Fund’s interest income excludible from gross income under Section 103(a) of the Code over its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the most recent taxable year ended prior to the Closing Date and at least 90 percent of such excess, if any, for the period beginning on the first day of its current taxable year and ending on the Closing Date.
10.	Fees and Expenses; Other Agreements
(a) The NMF Trust represents and warrants to the Allianz Trust and the Allianz Trust represents and warrants to the NMF Trust, that no brokers or finders or other entities are entitled to receive any payments in connection with the transactions described in this Agreement.
(b) Neither the NMF Trust nor the Allianz Trust shall be responsible for the expenses of entering into and carrying out the provisions of this Agreement.  Rather, the expenses of entering into and carrying out the provisions of this Agreement, whether or not consummated, including, but not limited to any and all taxes in connection with the delivery of the Assets, including all applicable Federal, state, and foreign stock transfer stamps and/or financial transaction taxes, the preparation and filing of the Registration Statement, registration of the Acquiring Fund Shares, delivery of and solicitation of approval of Target Fund shareholders to the Reorganization pursuant to the Registration Statement, any printing and mailing fees, fees of accountants and attorneys and the costs of holding the Target Fund’s shareholder meeting and soliciting proxies, shall be borne by NFA, on its own behalf, and by Allianz, on its own behalf, pursuant to terms mutually agreed to by NFA and Allianz.
11.	Termination; Waiver; Order
(a) Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Reorganization abandoned at any time (whether before or after approval thereof by the shareholders of the Target Fund) prior to the Closing as follows:
(i) by mutual consent of the Allianz Trust and the NMF Trust;
(ii) by the NMF Trust if any condition precedent to its obligations set forth in Section 9 has not been fulfilled or waived by the NMF Trust as of the Closing, or if it reasonably appears that any condition precedent to the obligations of the NMF Trust set forth in Section 9 will not or cannot be met as of the Closing; or
(iii) by the Allianz Trust if any condition precedent to its obligations set forth in Section 9 has not been fulfilled or waived by the Allianz Trust as of the Closing, or if it reasonably appears that any condition precedent to the obligations of the Allianz Trust set forth in Section 9 will not or cannot be met as of the Closing.
(b) If the transactions contemplated by this Agreement have not been consummated by the later of September 30, 2019, or 60 days after the date of the final shareholder meeting at which approval of this Agreement is voted upon by the shareholders of the Target Fund for which such shareholders have not voted upon this Agreement, this Agreement shall automatically terminate on such later date, unless a later date is agreed to by both the Allianz Trust and the NMF Trust.

(c) In the event of termination of this Agreement pursuant to the provisions hereof, the same shall become void and have no further effect, and there shall not be any liability on the part of either the Allianz Trust or the NMF Trust or persons who are their trustees, officers, agents or shareholders in respect of this Agreement.
(d) At any time prior to the Closing, any of the terms or conditions of this Agreement may be waived by either the Allianz Trust or the NMF Trust, respectively (whichever is entitled to the benefit thereof).  Such waiver shall be in writing and authorized by an officer of the waiving party.  The failure of either party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  Notwithstanding anything herein to the contrary, neither the Target Fund nor the Acquiring Fund may waive the shareholder approval requirement with respect to the Reorganization.
(e) The respective representations, warranties and covenants contained in Sections 4-8 hereof, other than those set forth in Sections 7(e), (f), (i), (j), (k) and 7(m), shall expire with, and be terminated by, the consummation of the Reorganization, and neither the Allianz Trust nor the NMF Trust, nor any of their officers, trustees, agents or shareholders shall have any liability with respect to such representations or warranties after the Closing, provided that this section shall not limit any covenant contained herein that by its terms contemplates performance after closing.  This provision shall not protect any officer, trustee, agent or shareholder of the Allianz Trust or the NMF Trust against any liability to the entity for which that officer, trustee, agent or shareholder so acts or to its shareholders to which that officer, trustee, agent or shareholder would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties in the conduct of such office.
(f) If any order or orders of the Commission with respect to this Agreement shall be issued prior to the Closing and shall impose any terms or conditions that are determined by action of the Board of Trustees of the Allianz Trust or the Board of Trustees of the NMF Trust to be acceptable, such terms and conditions shall be binding as if a part of this Agreement without further vote or approval of the shareholders of the Target Fund, unless such further vote is required by applicable law or by mutual consent of the parties.
(g) In the event of the termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Section 11, this Agreement shall become void and have no effect except that Sections 10(b), 11(d), 11(g), and 17 shall survive any termination of this Agreement.
12.	Liability of the NMF Trust and the Allianz Trust
(a) Each party acknowledges and agrees that all obligations of the NMF Trust under this Agreement are binding only with respect to the Acquiring Fund; that any liability of the NMF Trust under this Agreement with respect to the Acquiring Fund, or in connection with the transactions contemplated herein with respect to the Acquiring Fund, shall be discharged only out of the assets of the Acquiring Fund; that no other series of the NMF Trust or the NMF Trust generally shall be liable with respect to this Agreement or in connection with the transactions contemplated herein; and that neither the Allianz Trust nor the Target Fund shall seek satisfaction of any such obligation or liability from the shareholders of the NMF Trust, the trustees, officers, employees or agents of the NMF Trust, or any of them.
(b) Each party acknowledges and agrees that the names “Allianz Funds Multi-Strategy Trust” and “Trustees of Allianz Funds Multi-Strategy Trust” refers respectively to the Allianz Trust created and the Trustees of the Allianz Trust, as trustees but not individually or personally, acting from time to time under a Declaration of Trust date January 10, 2008, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed.  The obligations of the Allianz Trust entered into in the name or on behalf thereof by any of the Trustees, or its representatives or agents, are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Allianz Trust personally, but bind only the assets of the Allianz Trust and all persons dealing with any series of shares of the Allianz Trust must look solely to the assets of the Allianz Trust belonging to such series for the enforcement of any claims against the Allianz Trust.
13.	Cooperation and Exchange of Information
(a) The NMF Trust and the Allianz Trust will provide each other and their respective representatives with such cooperation, assistance and information as either of them reasonably may request of the other in: filing any Tax returns, amended return or claim for refund; determining a liability for Taxes or a right to a refund of Taxes; requesting a closing agreement or similar relief from a Taxing authority; participating in or conducting any audit or other proceeding in respect of Taxes; or in determining the financial reporting of any Tax position.  Each party or their respective agents will retain for a period of six (6) years following the Closing all returns, schedules and work papers and all material records or other documents relating to Tax matters and financial reporting of Tax positions of the Target Fund and Acquiring Fund for its taxable period first ending after the Closing and for prior taxable periods for which the party is required to retain records as of the Closing.
(b) Any reporting responsibility of the Target Fund is and shall remain the responsibility of the Target Fund including, without limitation, responsibility for (i) preparing and filing tax returns of the Target Fund relating to tax periods ending on or prior to the date of the Closing (whether due before or after the Closing); and (ii) preparing and filing other documents with the SEC, any state securities commission, and any Federal, state or local tax authorities or any other relevant regulatory authority that is the responsibility of the Target Fund under applicable law, except as otherwise is mutually agreed by the parties.
(c) The Acquiring Fund shall receive certificates following the Closing, promptly upon reasonable request, from the principal executive officer and principal financial officer, or persons performing similar functions, of the Allianz Trust to the effect that such principal executive officer and principal financial officer, or persons performing similar functions, of the Allianz Trust have concluded that, based on their evaluation of the effectiveness of the Allianz Trust’s disclosure controls and procedures (as defined in Rule 30a-3(c) under the 1940 Act), to the best of their knowledge, the design and operation of such procedures were effective to provide reasonable assurance that information provided by the Allianz Trust to the NMF Trust with respect to the Target Fund’s operations prior to the Closing that is required to be disclosed by the NMF Trust on Forms N-CEN, N-PORT and N-CSR for the periods from October 1, 2018 through the Closing Date, which Forms will include information relating to the Target Fund, was recorded, processed, summarized, and reported within the time periods specified in the Commission’s rules and forms with respect to the Target Fund’s operations prior to the Closing, and that there have been no changes in the Allianz Trust’s internal control over financial reporting (as defined in Rule 30a-3(d) under the 1940 Act) that occurred since October 1, 2018 that have materially affected, or are reasonably likely to materially affect, the Allianz Trust’s internal control over financial reporting during the relevant periods.
14.	Entire Agreement and Amendments
This Agreement embodies the entire agreement between the Allianz Trust, on behalf of the Target Fund, and the NMF Trust, on behalf of the Acquiring, and there are no agreements, understandings, restrictions, or warranties between such parties other than those set forth herein or herein provided for.  This Agreement may be amended only by mutual consent of the parties in writing.  Neither this Agreement nor any interest herein may be assigned without the prior written consent of the other parties.
15.	Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute but one instrument.
16.	Notices
Any notice, report, or demand required or permitted by any provision of this Agreement shall be in writing and shall be deemed to have been given if delivered or mailed, first class postage prepaid, addressed to the following addresses:

To the Allianz Trust:
Allianz Funds Multi-Strategy Trust
1633 Broadway
New York, NY 10019
Attention: Legal Department

To the NMF Trust:
Nationwide Mutual Funds
One Nationwide Plaza, 5-02-210
Columbus, OH 43215
Attention: General Counsel

To Allianz:
Allianz Global Investors U.S. LLC
1633 Broadway
New York, NY 10019
Attention: Legal Department

To NFA:
Nationwide Fund Advisors
One Nationwide Plaza, 5-02-210
Columbus, OH 43215

Attention: General Counsel
17.	Governing Law
This Agreement shall be governed by and carried out in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.
18.	Effect of Facsimile or Electronic Signature
A facsimile or electronic (e.g., PDF) signature of an authorized officer of a party hereto on this Agreement and/or any transfer document shall have the same effect as if executed in the original by such officer.
19.	Publicity
Any public announcements or similar publicity with respect to this Agreement or the transactions contemplated herein will be made at such time and in such manner as the parties mutually shall agree in writing, provided that nothing herein shall prevent either party from making such public announcements as may be required by applicable law, in which case the party issuing such statement or communication shall advise the other party prior to such issuance.
20.	Confidentiality
(a) The parties will hold, and will cause their board members, officers, employees, representatives, agents and affiliated persons to hold, in strict confidence, and not disclose to any other person, and not use in any way except in connection with the transactions herein contemplated, without the prior written consent of the other party, all confidential information obtained from the other party in connection with the transactions contemplated by this Agreement, except such information may be disclosed:  (i) to governmental or regulatory bodies, and, when necessary, to any other person in connection with the obtaining of consents or waivers as contemplated by this Agreement; (ii) if required by court order or decree or applicable law; (iii) if it is publicly available through no act or failure to act of such party; (iv) if it was already known to such party on a non-confidential basis on the date of receipt; (v) during the course of or in connection with any litigation, government investigation, arbitration, or other proceedings based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated; or (vi) if it is otherwise expressly provided for herein.
(b) In the event of a termination of this Agreement, the parties  agree that they, along with their board members, employees, representative agents and affiliated persons, shall, and shall cause their affiliates to, except with the prior written consent of the other party, keep secret and retain in strict confidence, and not use for the benefit of itself or themselves, nor disclose to any other persons, any and all confidential or proprietary information relating to the other party and their related parties and affiliates, whether obtained through their due diligence investigation, this Agreement or otherwise, except such information may be disclosed: (i) if required by court order or decree or applicable law; (ii) if it is publicly available through no act or failure to act of such party; (iii) if it was already known to such party on a non-confidential basis on the date of receipt; (iv) during the course of or in connection with any litigation, government investigation, arbitration, or other proceedings based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated; or (v) if it is otherwise expressly provided for herein.
21.	Headings
The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
IN WITNESS WHEREOF, the Allianz Trust and the NMF Trust have each caused this Agreement and Plan of Reorganization to be executed on its behalf by its duly authorized officers, all as of the day and year first-above written.

Allianz Funds Multi-Strategy Trust, on behalf of the Target Fund By: /s/ Thomas J. Fuccillo Name: Thomas J. Fuccillo Title: President and Chief Executive Officer
Nationwide Mutual Funds, on behalf of the Acquiring Fund By: /s/ Michael S. Spangler Name: Michael S. Spangler Title: President
Solely for purposes of Section 10 Nationwide Fund Advisors By: /s/ Michael S. Spangler Name: Michael S. Spangler Title: President
Solely for purposes of Section 10 Allianz Global Investors U.S. LLC By: /s/ Scott Whisten Name: Scott Whisten Title: Director